Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Announces $193 Million Adverse Jury Verdict in Horizon Litigation
GOLDEN VALLEY, Minn. — June 29, 2006 — Pentair, Inc. (NYSE: PNR) today announced that the jury in the commercial damages portion of the Horizon litigation awarded a verdict last night against its subsidiary, Essef Corporation (Essef). The jury awarded the plaintiff in the case, Celebrity Cruise Lines, Inc. (Celebrity), approximately $193 million exclusive of pre-judgment interest and attorneys fees, the amount of which is subject to further decision and final calculation by the court.
The Company stated that it believes the jury verdict in this case, which began prior to Pentair’s acquisition of Essef, is not consistent with the law nor the evidence offered at trial. The Company also stated it intends to make all appropriate post-trial motions, especially those relating to damage causation and the claim for lost enterprise value.
Pentair Chairman and Chief Executive Officer, Randall J. Hogan, said: “We will pursue all available means to achieve reversal of this jury verdict. Although very disappointing, we will not allow this verdict to distract us from our current focus.”
As previously disclosed, the case arises out of an outbreak of Legionnaire’s Disease on the Horizon cruise ship in 1994. Celebrity sued Essef and certain of its subsidiaries prior to Pentair’s acquisition of Essef in August 1999. Celebrity alleged that it sustained damages resulting from the outbreak, seeking attorney fees and costs for prior litigation as well as out-of-pocket losses, lost profits and loss of business enterprise value.
Pentair is currently assessing the impact of this matter to determine what adjustments to previously established reserves may be necessary. Accordingly, Pentair will update its guidance for 2006 in its earnings release scheduled for July 25, 2006.

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About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair employs approximately 15,000 people worldwide.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as whether the Company’s post-trial motions and appeals will be successful, and the amount of any pre-judgment interest and attorneys which may be awarded. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
Pentair Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com